EXHIBIT 11

                               AST RESEARCH, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
  FOR THE YEAR ENDED DECEMBER 28, 1996, THE SIX MONTHS ENDED DECEMBER 30, 1995,
              AND FOR THE YEARS ENDED JULY 1, 1995, AND JULY 2, 1994

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                                                           Fiscal Year    Six Months         Fiscal Year Ended
                                                               Ended          Ended        --------------------
                                                           December 28,    December 30,   July 1,       July 2,
   (In thousands, except per share amounts)                      1996          1995         1995          1994
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
Primary earnings (loss) per share

Shares used in computing primary earnings (loss) per share:
  Weighted average shares of common stock outstanding           50,827       42,721        32,371        31,921
  Effect of stock options treated as equivalents under
    the treasury stock method                                        -            -             -           627
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      Weighted average common and common equivalent
        shares outstanding                                      50,827       42,721        32,371        32,548

Net income (loss)                                            $(417,715)   $(225,006)     $(99,309)     $ 31,309

Earnings (loss) per share - primary                          $   (8.22)   $   (5.27)     $  (3.07)     $   0.96
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Fully diluted earnings (loss) per share

Shares used in computing fully diluted earnings (loss)
  per share:
  Weighted average shares of common stock outstanding           50,827       42,721        32,371        31,921
  Effect of stock options treated as equivalents under
    the treasury stock method                                        -            -             -           685
  Shares assumed issued on conversion of
    Liquid Yield Option Notes                                        -            -             -         2,260
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      Total fully diluted shares outstanding                    50,827       42,721        32,371        34,866

Net income (loss) - fully diluted earnings per share:
  Net income (loss) - primary earnings per share             $(417,715)   $(225,006)     $(99,309)     $ 31,309
  Adjustment for interest on LYONs, net of tax                       -            -             -         1,950
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Adjusted net income (loss)                                   $(417,715)   $(225,006)     $(99,309)     $ 33,259

Earnings (loss) per share - fully diluted                    $   (8.22)   $   (5.27)     $  (3.07)     $   0.95
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